Exhibit 10.13

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant customarily and actually treats as private or confidential.

September 18th, 2019

Via PDF Email

Saryah Azmat

[***]

Dear Saryah:

It is my pleasure to extend to you this offer of employment with Turnstone Biologics Inc. (“Turnstone” or the “Company”). We are enthusiastic about the prospect of you joining our company! The specifics of our offer to you are as follows:

1.

You will be employed on a full-time basis as the Senior Vice President, Business and Corporate Dev elopement, reporting to the CEO of Turnstone in the Company’s New York Office. You will be expected to devote your full time, attention and efforts to the business of the Company. Your start date will be October 14th, 2019 or such other date as we mutually agree (“Start Date”).

2.

Your base salary will be at the annual rates of $320,000 USD, less applicable taxes and withholdings, which shall be paid on a bi-monthly basis in accordance with our regular payroll schedule. You are also be eligible for an annual conditional performance bonus of 35%, less applicable taxes and withholdings, based upon a combination of individual and Company performance. You must be actively employed as of the pay-out date of any bonus in order to earn and be eligible to receive it.

You will also receive a one-time signing bonus of $60,000 USD to be paid out in your first paycheck, less any applicable taxes. If, before the first anniversary of the Start Date, either you resign for any reason whatsoever or your employment is terminated by Turnstone for cause, then you will be required to repay a pro rata portion of the signing bonus, calculated as follows: for every full month of employment completed after the Start Date, the repayable amount will be reduced by 1/12th.

3.

You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under and subject to all provisions of the plan documents governing those programs. Please note that the Company reserves the right at any time to amend benefits, and/or to switch to a different benefit carrier or plan, and you will not have any right to compensation as a consequence. lf you need details about current benefits before accepting this offer, please contact [***].

4.

You will also be eligible for 20 days of vacation time per calendar year, which shall accrue on a pro-rata basis and be used in accordance with the Company’s regular policies. You are also entitled to all applicable public holidays in the United States.

5.

In accordance with New York City law, you are also entitled to 5 total days of paid sick leave per calendar year. Unused sick leave does not carry over from year to year. Paid sick leave can be used for the following reasons: (1) care of your own or a family member’s mental or physical illnesses, injuries, health conditions, or seeking medical diagnosis, treatment, or preventative medical care; (2) care of a child whose school or childcare provider is ordered closed because of a public health emergency; or (3) closure of the office due to a public health emergency.

6.

Subject to the start of your employment with the Company, the Company will grant to you 987,123 incentive stock options (the “Options”) for the purchase of common stock of the Company (representing one percent (1.0%) of the Company’s issued and outstanding equity securities as of the date of issuance on a fully diluted basis), at a price to be determined by the Board of Directors. The Options shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the applicable Company stock option plan and in a separate option agreement that shall be executed by you and the Company evidence the grant of the Options. A copy of the current Equity Plan will be provided to you on your Start Date but if you wish to review it before accepting this offer, a copy will be provided on request.

7.

To assist you in your transition to New York City, we will provide you with a bonus (“Relocation Bonus“) of $40,000.00 to be paid as expenses with accompanying receipts. If, before the first anniversary of the Start Date, either you resign for any reason whatsoever or your employment is terminated by Turnstone for cause, then you will be required to repay a pro rata portion of the Relocation Bonus, calculated as follows: for every full month of employment completed after the Start Date, the repayable amount will be reduced by 1/12th.

8.

As a condition of employment, you will be required to execute the enclosed Nondisclosure, Assignment of Inventions and Noncompetition Agreement. This Agreement forms part of the terms of your employment, and many of its obligations survive and remain in effect if you leave Turnstone for any reason whatsoever. Because we understand the importance of protecting confidential information and proprietary property, we expect and direct you to honor any confidentiality and ownership of inventions/proprietary property obligations that you owe to your former employer(s) or other third parties.

9.

As a condition of employment, you will be required to abide by all Company policies and procedures that shall be in effect from time to time, because we are an early stage company, rules and policies are a work in progress. The Company reserves the right to revise, revoke, or introduce new rules and policies, as the Company may deem necessary from time to time, and you will also be required to abide by any changes in the rules and policies, once you are advised of the changes and they come into effect.

10.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

11.	You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act.

12.

This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement express or implied, to pay you any compensation or grant you any benefit for the duration of or beyond the end of your employment with the Company. This letter supersedes any and all prior understandings, whether written or oral, relating to the terms of your employment.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign this letter in the space provided below, as well as the enclosed Nondisclosure, Assignment of Inventions and Noncompetition Agreement. Please return both documents to [***]by 5:00 pm (EDT) September 20th, 2019. After that date, this offer of employment will expire.

If you have any questions or need additional information, please do not hesitate to contact me. On behalf of the entire Turnstone team, we look forward to your acceptance and to you joining us.

Sincerely Yours,

/s/ Kristin Gustafson
Kristin Gustafson
SVP, HR and Facilities
Turnstone Biologics Inc.

The foregoing correctly sets forth the terms of my employment with Turnstone. I am not relying on any representations other than as set out above.

/s/ Saryah Azmat	Date:	09/18/2019
Name

Enclosures: Nondisclosure, Assignment of Inventions and Noncompetition Agreement

[***]

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